                                                                  EXHIBIT 99.383


                                     PREEMPT
                        PREEMPTIVE ENERGY MANAGEMENT WITH
                          PHYSICAL TRANSMISSION RIGHTS

                            CALIFORNIA POWER EXCHANGE

                                 AUGUST 14, 2000

                                                                           DRAFT

                                TABLE OF CONTENTS

INTRODUCTION..............................................................    3


I.    MARKET STRUCTURE....................................................    4

   1. DESIGN APPROACH.....................................................    4
   2. PHYSICAL RIGHTS MODEL...............................................    4
      2.1   Preemptive Congestion Management..............................    5
      2.2   The Forward Transmission Representation.......................    5
      2.3   Market Exchanges..............................................    8
   3. HUB AND BASIS-DIFFERENTIAL FINANCIAL OVERLAY........................    9
      3.1   Physical Basis for BDs........................................   10
      3.2   Locational Pricing Areas (LPAs)...............................   11
      3.3   "Into California" Hub.........................................   11

II.   MARKET OPERATION....................................................   12

   1. LONG FORWARD MARKETS................................................   12
   2. DAY-AHEAD/HOUR-AHEAD MARKETS........................................   12
   3. REAL-TIME MARKETS...................................................   13
   4. ROLE OF THE PX......................................................   13

III.  ALTERNATIVES CONSIDERED.............................................   14

   1. COMET PROPOSAL......................................................   14
   2. CA ISO REFORM PROPOSAL WITH TRADING HUBS............................   14

IV.   COMPARISON WITH CA ISO REFORM PROPOSAL..............................   14




Tabors Caramanis & Associates        2 of 2

                                  INTRODUCTION

This proposal presents a congestion management approach whose objective is to maximize the efficiency of forward markets and allow market participants to resolve congestion through decentralized trading. Two fundamental components characterize this proposal. The first is a central trading hub-based market in California. Transportation would be purchased as a basis differential (BD) to and from the hub in a manner analogous to the natural gas industry. The second is a preemptive congestion management system based on trading physical transmission rights in the forward market. The CA ISO would actively manage congestion only in real-time, due to unforeseen system conditions and energy imbalances.

This system uses the commercial model of the transmission system developed by the CA ISO Congestion Management Reform Proposal, and supports its recommended methodology and tools for managing real-time congestion. The key difference in the two proposals is that this physical rights-based approach eliminates the need for the day-ahead congestion management process (CONG). Market participants continuously trade energy and transmission in exchanges. Participants have to submit necessary transmission rights with day-ahead schedules, which are therefore congestion-free. Schedule adjustments are permitted until the close of the forward market, as long as the changes have the required physical transmission rights and therefore create no additional congestion. This market structure ensures that in the absence of unforeseen system outages, congestion will be managed in advance by market participants themselves. This is achieved through initial purchase (at the ISO's auction) and subsequent trading (outside of the ISO) of physical transmission rights (PTRs).

This proposal allows for the expansion of the PX role in the market. The PX will operate an exchange facilitating continuous trading among market participants rather than running a single day-ahead energy pool. The PX will offer secondary transmission, BDs, and several energy products.

The following sections describe the basic design of this proposal. Section I describes the physical rights model and the central hub-based market. Section II briefly describes market operation to illustrate these concepts. Section III presents the key differences between this proposal and the CA ISO Reform proposal, in the context of the objectives of congestion management reform in California.


Tabors Caramanis & Associates        3 of 3

I.    MARKET STRUCTURE

1. DESIGN APPROACH

The proposed market structure is based first and foremost on addressing the deficiencies in California's congestion management process. In addition, the following principles motivate this proposal:

- A deep and vibrant forward market underlies any well-functioning competitive market;

-   A hub-based financial market will encourage high liquidity;

- Preemptive congestion management will enable advance price certainty and decentralized decision-making in the forward market;

- Physical transmission rights (PTRs) form the basis of preemptive congestion management while ensuring that the forward market is closely aligned to real-time conditions; and

- The approach adopted by California should be compatible and seamless with neighboring RTOs developing across the WSCC.

The focus of this proposal therefore is to build the framework for an efficient and transparent forward market that will explicitly recognize transmission as a separate but integral component of energy trading, thereby reducing the need for real-time congestion management. This framework has two key foundations:

(1) A liquid, trading hub allowing for tradable basis differentials (BDs); and
(2) A framework for physical, tradable transmission rights.

The rest of this section focuses on these two aspects of the market structure. This proposal only briefly addresses other aspects of the market, such as real-time congestion management, since it supports and adopts most of the other features of the CA ISO Congestion Management Reform proposal.

2. PHYSICAL RIGHTS MODEL

PTRs have several basic properties. PTRs give their purchaser / owner the right to a fixed quantity (MW) of transfer capability across an interface for all hours within a specific period. These provide a means of delivery certainty to market participants and protect them from congestion. Market participants are thus able to secure PTRs of known quantity and price, ex ante, before committing to a transaction. The physical aspect of PTRs gives market participants certainty for scheduling transactions. PTRs have to be accompanied by schedules in the day-ahead scheduling process; otherwise these rights are released into the market. This will ensure that holders of PTRs will not have the ability to withhold those rights as a means to influence market prices. Market participants holding unneeded PTRs would be free to sell them prior to the ISO's day-ahead deadline for balanced schedule and PTR submission.



Tabors Caramanis & Associates        4 of 4

Two important aspects distinguish the physical rights approach from the current system in California. First, participants will be required to submit applicable transmission rights with their energy schedules. Second, in addition to Path 15, several interfaces and LPA paths will have tradable rights. Thus, participants may have to purchase PTRs on several interfaces in order to fully hedge congestion risk.

2.1 Preemptive Congestion Management

The requirement to purchase transmission in order to schedule energy transactions with the ISO essentially allows for congestion avoidance. This is because PTRs will be released in accordance with the capacity available on interfaces. Participants will purchase PTRs in accordance with their impacts on these interfaces (See Section 2.2). Thus, all schedules submitted when markets close will respect the limits of the transmission system.

Note that in both this proposal and the CA ISO Reform proposal market participants hedge transmission risk by purchasing transmission rights on multiple interfaces based on flow impacts of their transactions. The distinction is that these purchases are optional in the CA ISO Reform proposal. The implication of this distinction is that in the CA ISO proposal market participants don't know the value of congestion until day-ahead, since the amount and value of congestion is determined day-ahead based on the ISO's day-ahead congestion management process. In this proposal, market participants know the value of congestion in advance. Because market participants have to submit PTR purchases with their schedules, they will have the incentive to trade PTRs in advance. Therefore, the value of congestion is the price at which the PTRs of an interface are traded in the secondary market.

The benefit of this approach is twofold. First, market participants have greater price certainty, since the congestion value is known in advance. Second, the set of schedules that are submitted to the CA ISO day ahead are almost congestion-free, barring unforeseen changes or minor deviations of real-time conditions from the forward transmission representation. This will eliminate the need for the CA ISO to clear congestion on a day-ahead basis, and allow it to focus only on real-time congestion management (however real-time may be defined
- either hour-ahead, or several hours ahead). In order to accomplish this, the market requires a physical transmission representation that aligns closely with realistic congestion expectations.

2.2 The Forward Market Transmission Representation

Participants will require PTRs on all the interfaces that are materially affected by a transaction between any two points on the grid. The measure of such an effect is a metric called the shift factor. The shift factor is a property of the combination of a transaction point of injection (POI) and point of withdrawal (POW) and a particular interface. Every transaction has a shift factor on every interface. This means that if a one MW transaction from A to B will cause a flow of 0.2 MW on an interface 'C', it will have a shift factor of
0.2 on 'C'. Thus, any transaction will need to be supported by PTRs equivalent to the shift factors on all the interfaces that are impacted by it. As discussed further below, this


Tabors Caramanis & Associates        5 of 5
proposal supports the aggregation of nodes into Local Pricing Areas (LPAs), using the terminology proposed in the CA ISO Reform proposal.

The CA ISO will post PTR requirements in a shift factor matrix to the exchanges.(1) This shift factor matrix will be set for the duration of auction periods, which would likely be three months or a season (See PTR Auctions below). This would ensure advance price certainty to market participants, since they will not have to worry about adjusting their portfolios closer to real time. The CA ISO Reform proposal suggests posting updated shift factor matrices two days ahead of scheduling. Although this allows greater flexibility in aligning the market with the transmission system, fixing shift factors for the auction period provides greater forward market price certainty.

Interface Selection
The first step in the development of the transmission representation for the forward market is the selection of interfaces. One of the problems plaguing the market currently is that only rights on Path 15 are traded. Congestion costs on all other interfaces are socialized. This proposal suggests a more detailed forward representation along the lines of the CA ISO Reform proposal that captures all the commercially significant interfaces (CSIs) by factoring in all operating procedures, nomograms and Local Reliability Areas (LRAs) that are presently used by operators. In addition, this proposal encourages the development of criteria for commercial significance on the basis of which interfaces should be selected for trading. However, no independent analysis has been conducted here either to suggest specific interfaces or to suggest other selection criteria. This is because there is no reason to dispute the methodology proposed by the CA ISO Reform proposal, which has a detailed analysis of LPAs, LRAs and interfaces.

Defining Interface Capacities
Since PTRs will be traded on each interface individually, capacities available to the market need to respect simultaneous transfer limitations between interfaces and only sell an amount of capacity that can simultaneously be delivered on all elements of the transmission system. Thus, the CA ISO will determine PTR capacities based on simultaneously feasible flow limitations expressed in nomogram relationships.

There will likely be several possible combinations of simultaneously feasible capacities, as shown in Figure 1. The CA ISO has several options for releasing capacity in primary markets, of which the following approaches may be used:

1) The CA ISO may release the least simultaneously feasible capacity. Using a simple simultaneous transfer limitation between two elements as an example shown in Figure 1, this would be represented by x' and y'. The CA ISO can then release the incremental capacity as a firm, but mutually exclusive, combined product. That is, one MW of capacity on C-D will correspond to an equivalent purchase of capacity on A-B in proportion to their simultaneous interaction (mathematically the slope of the diagonal).

------------------
      (1) This matrix will be a 'K' by 'N' matrix, where 'K' is the number of interfaces, and 'N' is the number of LPAs. Any participant can calculate PTR requirements for any transaction by simple algebraic calculation using this matrix.


Tabors Caramanis & Associates        6 of 6

During scheduling, the rights holder can schedule on either one of the interfaces, but not both. For example, assume that the distance x'-x on Figure 1 corresponds to 20 MW on A-B and the distance y'-y corresponds to 30 MW on C-D. This implies that the relationship between capacity on A-B and C-D is 2:3. Thus, above x', y', the ISO will sell the mutually exclusive, combined product of either 1 MW on A-B or 1.5 MW on C-D. Assume, for simplicity, that two traders, T1 and T2, bid on this combined product. Assume that T1 sells into a load center that requires PTRs on A-B, and T2 sells into an area that requires PTRs on only C-D. Assume that T1 has the highest bid of $120 for the 20 MW on A-B, outbidding a bid of $100 by T2 for the 30 MW on C-D. T1 will win the rights to use either 20 MW on A-B or 30 MW on C-D. T1 may schedule on either interface, but not both, or sell it into the secondary market.

            Figure 1: PTR Capacity - Simultaneous Feasibility Limits

                           [LINE GRAPH AND DIAGRAM]

2) The second option is to sell capacity equivalent to x' and y' on a firm basis, and sell the entire amounts of y'-y and x'-x in the primary auctions on a non-firm basis. Within a certain range of schedules, the risk of curtailments would be low. Beyond this, in the event of infeasible schedules or a sudden reduction of combined transfer capability, the ISO would need a curtailment allocation. One method would be to choose the most efficient reduction, which is a curtailment allocation that would require the least total reduction in MW to reach a feasible point of operation (mathematically this is the projection of the infeasible point on the line of feasible operation). Since nomograms may get complicated and have unique characteristics, alternate methods may be chosen on a case-by-case basis.

3) Finally, the ISO could release capacity somewhere between y' and y, and x' and x (x", y" in Figure 1) on a firm basis, and have a similar mechanism for dealing with scheduling conflicts as in (2). This may represent the best combination of providing the most capacity on a firm basis and reducing the likelihood of non-firm curtailments.

For interfaces that have minimal or no simultaneous limits (i.e., little or no interactivity with other interfaces), capacity will be sold based on the lower of their Thermal limit, Voltage Limit and Stability Limit.



Tabors Caramanis & Associates        7 of 7

PTR Auctions
The CA ISO will auction PTRs on all interfaces periodically, e.g., once per year, for capacity available on the existing system, as they do with FTRs. However, one significant different is that rights will be valid for shorter periods than a year, either for a season or for three months, in order to allow the ISO to release transmission capacity commensurate with the actual system and system conditions as much as possible. The auction process itself, however, need not be different from the current FTR auction process.

Since transfer capability and simultaneous transfer restrictions can vary seasonally and with different operating conditions, the CA ISO will release different levels of capacity in primary auctions and release incremental capacity based on availability. This will result in the existence of a short-term "primary" capacity rights market, which will augment the secondary market for PTRs and thereby allow full economic utilization of the transmission system.

Release of incremental quantities of PTRs can occur at different intervals; for example, possibilities include monthly, weekly, two-day ahead, day-ahead, and day-of; and such release can follow either similar or streamlined auction procedures compared to the annual PTR auction process. As the ISO obtains greater certainty of likely real-time transmission system conditions - e.g., via confirmed T and G outage schedules, updated water flow data, and ultimately short-term weather forecasts - it can determine the combination of release times and quantities that best promotes PTR market liquidity (and thus transmission system utilization), while minimizing the likelihood of releasing "too much", which results in greater real-time efforts to balance the system while respecting transmission limits.

2.3 Market Exchanges
The secondary PTR market will be administered by one or more independent commercial entities, such as the California Power Exchange (PX) and Automated Power Exchange (APX). The exchanges will be the source of price information needed by market participants to value congested or potentially congested transmission paths. The CA ISO will have a supervisory role over the PTR markets.

The effect of these independent exchanges will be that the CA ISO will not intervene in the market, which will set prices for tradable products through a series of bilateral transactions in exchanges. The prices are known in advance (ex-ante) and transactions can be adjusted through the close of the last hourly scheduling window. The creation of a well-defined, small set of transmission products (the interfaces) enables a liquid (high-volume) market for transmission and, by extension, for energy. This high liquidity will in turn provide for greater price certainty and price stability.

Exchange software will enable participants to obtain bid/offer prices for any given pair of LPAs within the system. It is most likely that the PTRs will be grouped based on purchaser requests to the exchanges so as to represent the needed interface transfer capability for common transactions between LPAs. The purchasing process can thus be


Tabors Caramanis & Associates        8 of 8
automated. Sets of transmission rights for transactions can be sold as 'packages' and market participants can maintain and trade portfolios of transmission rights with ease and without necessarily needing detailed knowledge of purchase requirements for every transaction. Given the fairly linear nature of transaction flows in California, it is unlikely that any transaction would require PTR purchases for more than 2-4 flowgates.

All information concerning interface capacities and flow impacts will be publicly available; market participants can thus independently verify CA ISO calculations. The transmission exchange will post currently traded prices for all interfaces. All independent exchanges will not participate in the market, and therefore will be no more than "honest brokers".

3. HUB AND BASIS-DIFFERENTIAL FINANCIAL OVERLAY
The second component of this proposed market structure is the establishment of a central trading hub within California. All LPAs in California would trade at a basis differential (BD) away from this central hub (See Figure 2 below). The exchanges would offer futures contracts at this hub, and offer futures contracts for the BDs, which would represent the congestion-related transportation cost (which excludes loss and embedded cost responsibilities) from the central hub to each LPA.

                 Figure 2: Central Hub-based Market Illustration

                              [MAP OF CALIFORNIA]


This would create a single California energy price and separate the transportation component. Why is this useful? Because transmission congestion value in California energy prices (price difference between SP15 and NP15) and its volatility are small relative to the total energy price and "flat" price volatility. The creation of a hub-and-BD financial market would expose these components and allow traders to hedge the flat price


Tabors Caramanis & Associates        9 of 9
risk separately from transportation. Since California is a net importer and a major sink for power flows in the WSCC, a single price index against which market participants can trade and manage risk would enhance inter-regional market liquidity significantly.

Either Midway or Vincent, which are the southern terminuses of Path 15 and Path 26 respectively, would be a suitable choice for this hub. The hub price would actually be the LPA price within which the chosen bus is located, and the LPA would be a reduced form of what SP15 (or ZP26) is today, since they may not retain their current boundaries in a more granular zonal scheme. Vincent (SP15) is located near the largest load concentration in California, and can be accessed directly from Nevada, Arizona, and the Pacific Northwest at NOB. Thus it has the advantage of almost being a de facto "into California" hub (See
Section 3.1). Midway (ZP26), on the other hand, has the benefit of being electrically more central. Both locations would be appropriate centers to "dump" energy coming into California. SP15 is a natural choice for this hub because it sets the price for most of the WSCC in today's bilateral markets, due to its ability to absorb large supplies (high import ratings) and its proximity to major WSCC paths.

For discussion purposes it is assumed that the LPA around Vincent (SP15) will be the central hub. Any transaction in California therefore would require at most two financial transactions; one to SP15 and another to the delivery LPA. Any import from external areas would obviously require one additional segment of transportation into California.

3.1 Physical Basis for BDs
Just as in the natural gas industry, the BDs will have physical underpinnings that represent the `transportation', or marginal transmission, cost associated with delivery within California. The value of a BD from (to) SP15 to (from) any LPA will be the weighted prices of the PTRs in the secondary market, where the weights are the shift factor contributions of that transaction (See Table 1 below) on the interfaces. Due to the linear nature of the California system, it is unlikely that more than 2-4 interface PTRs would underlie any BD.

These BDs will likely be symmetrical. That is, the value of the BD from SP15 to any LPA will be the negative of the BD from the LPA to SP15. Note that shift factor contributions need not be symmetrical. That is, the shift factors from any LPA to SP15 may not be the same as those from SP15 to the LPA. However, the value of the unidirectional PTRs underlying the BDs will self-adjust in the market so that the BDs will in fact be symmetrical. That is, a trader would just arbitrage between PTRs from SP15 to an LPA and back until transactions in both directions had the same value. Note that due to the significant change in seasonal flow directions in California due to the dominance of hydro in N. California, some BDs could alter values significantly from season to season.



Tabors Caramanis & Associates       10 of 10

         Table 1: Basis Differential Calculation Example (Summer Season)

      PATHS TO      PATH 15    PATH 26       SD       SF EAST   PV PATH    PATH 46-
        SP15:        SOUTH      SOUTH      NORTH      TO NP15    INTO      PV INTO
                                          TO SP15                SOCAL      SO CAL
 Shift Factor:

 San Francisco        1.0        1.0         0.0        1.0        0.0        0.0
      NP15            1.0        1.0         0.0        0.0        0.0        0.0
   San Diego          0.0        0.0         1.0        0.0        0.0        0.0
 PV (External)        0.0        0.0         0.0        0.0        .67        .33

 Assumed Price
       of PTR:         $2         $1         -$7        -$3         $6         $5

BD Calculation:                                                                        BD (=
  Price*ShFct                                                                          sum of
    Weight                                                                             columns)
 San Francisco       1.0*$2     1.0*$1   0.0*(-$7)   1.0*(-$3)    0.0*$6    0.0*$5        $0
      NP15           1.0*$2     1.0*$1   0.0*(-$7)   0.0*(-$3)    0.0*$6    0.0*$5        $3
   San Diego         0.0*$2     0.0*$1   1.0*(-$7)   0.0*(-$3)    0.0*$6    0.0*$5       -$7
 PV (External)       0.0*$2     0.0*$1   0.0*(-$7)   0.0*(-$3)   0.67*$6    0.33*$5     $5.65

Note: Shift factors and PTR prices representative only.

The exchanges would post BD prices continuously and offer futures on BDs, just as they would for energy at the hub. Purchasers buying transportation to any LPA would essentially buy the packaged PTRs underlying the BD, based on the PTR bid/ask offers continuously posted at the exchanges (See Section II below for an example). However, market participants may treat the BDs as purely financial instruments and trade against them without necessarily taking trades to delivery.

3.2 Locational Pricing Areas (LPAs)
This proposal supports the creation of LPAs based on shift-factor clustering and price dispersion of nodes, as described in detail in the CA ISO Reform proposal. These LPAs will have single prices, both in the real-time balancing market and in forward markets. In the latter, each LPA will serve as a satellite hub in the exchange. That is, market participants will be able to trade at these hubs directly rather than having to purchase energy at the central hub (SP15) and buying transportation (BDs) separately. This is similar to city gate spot market purchases in the gas industry. The liquidity in these satellite hubs will vary, depending on their relative size.

3.3 "Into California" Hub
An "into California" hub would be one into which traders could sell with the choice of delivering to any border point, such as COB or Palo Verde. The buyer would then assume the delivery risk from the border. In this proposed market structure, SP15 serves almost naturally as such a hub, because almost every inter-regional intertie feeds into this LPA, including delivery from NOB, Nevada, Arizona and Mexico. The total simultaneous import capability into Southern California, on the order of 13,000 MW, should allow for considerable market liquidity; it excludes only a portion of the delivery capability over


Tabors Caramanis & Associates       11 of 11

COI, which is separated from SP15 by Path 15 and Path 26. This would restrict the ability for SP15 to be a pure "into California" hub.

The central hub at SP15 would provide almost the same convenience to inter-regional traders, since the BD financial instrument would allow traders who want to import/export at COB to access the hub with just one additional product, even though that product will likely entail purchase across several transmission paths (e.g., Path 15 and Path 26 to get to SP15).

II.   MARKET OPERATION

1. LONG FORWARD MARKETS
The PX will provide an exchange for long forward transactions (those prior to Day Ahead), allowing trading of numerous products as desired by the marketplace. Core products will likely include:

    - Energy for delivery into / receipt from the California Hub ("into California") for pre-determined blocks, such as 16 hours per day, 5 days per week ("5x16") or 7x24.

    -   Energy for delivery into / receipt from the major local pricing areas
        (LPAs), in similar block configurations.

    -   Energy for delivery into / receipt from other local pricing areas
        (LPAs), if volume demands support separate products.

    - Physical transmission rights (PTRs) across individual CSIs throughout California, both major CSIs (e.g., path 15) and minor CSIs (smaller LPAs, e.g. Humbolt, and smaller external ties, e.g. Sierra Pacific - PG&E tie, path 24 - Drum).

    - BDs, which are essentially proportioned packages of PTRs that provide a full complement of PTRs for a particular LPA-to-LPA transaction.

Long forward markets will be run as continuous bid/ask markets, with clearing of individual bids and asks and continuous and updated posting of prices as each cleared transaction is booked.

Exchange users are responsible for obtaining PTRs or BDs to allow transactions to come to physical delivery, if desired, beginning with the requirement to submit balanced schedules and accompanying PTRs to the ISO at the Day Ahead schedule submittal deadline.

2. DAY-AHEAD/HOUR-AHEAD MARKETS
The PX's set of Day Ahead markets will consist of the same continuous bid/ask markets instituted as long forward markets. The PX will close all long forward markets just prior to the day-ahead deadline for SC submission of balanced schedules to the ISO.



Tabors Caramanis & Associates       12 of 12

The PX will subsequently run continuous bid/ask markets in the hours preceding the ISO's real-time schedule submittal/change deadlines. Participants who wish to update or refine day-ahead submitted schedules can do so through the PX's hourly markets. The same restrictions apply: if participants wish to schedule updated transactions with the ISO, purchase of PTRs must be made, to accompany energy schedule changes.

3. REAL-TIME MARKETS
This proposal supports and is fully compatible with the real-time congestion management approach proposed by the CA ISO in its Reform proposal. An open issue is whether the ISO should employ the market separation rule in real-time congestion management. The CA ISO Reform proposal entails relaxing this rule in real-time, but enforcing it in the day-ahead congestion management process. As an alternative to relaxing the rule completely, the ISO could ask market participants to specify whether they are willing to allow the ISO to create trades between them in order to create a more efficient real-time dispatch solution. The inefficiencies from enforcement of the market separation rule are not expected to be as significant in this proposal relative to the current system, since schedules are likely to be more closely aligned with physical constraints. Thus, voluntary participation in inter-market participant trades may be sufficient to achieve an acceptable level of efficiency in real-time congestion management. At this stage, a specific recommendation has not been developed, and this issue needs further input from stakeholders.

4. ROLE OF THE PX
This new proposal offers a different but expanded role for the PX. This proposal creates new possibilities for product offerings and regional expansion. The PX role in the market can be characterized as follows:

- The PX will (potentially along with other exchanges) run continuous exchanges where it will continuously match up and post bid/ask offers for its products and post currently traded prices.

- The market will no longer require a day-ahead pool, since buyers and sellers will continuously trade up until real-time.

-   The PX will operate a central hub, and allow for trading basis differentials
    (BDs) to and from the hub.

The PX will be able to market these services and software packages in other RTOs, both in the WSCC and in the Eastern Interconnection, that are considering the adoption of physical rights-based forward markets.

The PX will offer several new products, including the following:

-   Secondary transmission (PTRs).

- BDs for hub-to-LPA and LPA-to-hub transactions, which will derive from shift factor-weighted averages of the underlying transmission product prices.

- Packaged PTR purchases for LPA-to-LPA transactions based on current bid/ask offers for the underlying transmission products.



Tabors Caramanis & Associates       13 of 13

- Monthly energy futures, and potentially additional energy products such as weekly blocks.

III.  ALTERNATIVES CONSIDERED

1. COMET PROPOSAL

2. CA ISO REFORM PROPOSAL WITH TRADING HUBS

This alternative builds on the CA ISO Reform proposal, which defines financial transmission rights, where transmission is not required to be purchased in the forward market, and congestion is cleared and priced day ahead by the ISO. A hub-based structure can, however, overlay this market design.

- The hub could function as an "into California" hub, with the hub price set by the daily UCMP.

- The BDs would be the differences between the LPA clearing prices and the UCMP developed by the ISO using adjustment bids.

- Thus, the PX would retain the role of managing an energy pool, and developing day-ahead UCMPs.

- All imports could therefore sell directly into this hub without having to buy a BD to the hub.

The benefit of this approach is that market participants will have more flexibility in 'floating' transactions and accepting congestion risk without having to purchase transmission.

However, the market as a whole would lose some of the benefits of preventive congestion management, including the price certainty and the reduced role of congestion management in real time.

The BD prices would also be based essentially on model-based outputs of the ISO, which may have more volatility and unpredictability than the continuously traded secondary transmission and energy markets.



Tabors Caramanis & Associates       14 of 14

IV.   COMPARISON WITH CA ISO REFORM PROPOSAL


  MARKET ASPECT          CURRENT IMPLEMENTATION              CA ISO REFORM PROPOSAL                     CA PX PROPOSAL
                           PROBLEMS MOTIVATING
                                 REFORM
------------------------------------------------------------------------------------------------------------------------------------
Commercial            - Forward markets are not        - Employ sophisticated interface       - Retain LPA and interface selection
Transmission System     aligned with real-time           selection process using nomograms,     methodology from CA ISO Reform
Representation          market - masks significant       LRAs and interties. These              Proposal.
                        intra-zonal congestion.          interfaces will account for most     - Adopt preemptive congestion
                      - Not enough price granularity     congestion, thereby assuring           management. Force schedules to
                        to attract new generation.       minimal intra-LPA congestion.          respect transmission system limits.
                                                       - Provide shift matrix with flow         Sell physical rights (PTRs) and
                                                         impact contributions of                require PTR purchases with schedules
                                                         transactions for optional FTR          (based on shift factor-based flow
                                                         purchases.                             impacts).
                                                                                              - Restrict PTR to short terms
                                                                                                (seasons, 3-months) to align
                                                                                                commercial with physical. Conduct
                                                                                                simultaneous auctions for multiple
                                                                                                periods to provide long-term rights.

Long Forward Market   - FTR secondary market has low   - Release 100% of FTRs net of          - Develop central trading hub and
                        liquidity, due to limited        existing contracts - 50% 3 yrs         basis differentials (BDs) to enhance
                        FTR released (50% of             ahead, and the rest monthly.           forward market liquidity. BDs can be
                        capacity net of existing                                                used as financial instruments or to
                        contracts).                                                             buy packaged PTRs.
                                                                                              - Release 100% of PTRs net of
                                                                                                existing contracts, mostly in annual
                                                                                                auctions, and the remaining in
                                                                                                short-term capacity auctions.
                                                                                              - Allow continuous trading of energy,
                                                                                                secondary transmission and BDs in
                                                                                                exchanges.


Tabors Caramanis & Associates       15 of 15

  MARKET ASPECT          CURRENT IMPLEMENTATION              CA ISO REFORM PROPROSAL                     CA PX PROPOSAL
                           PROBLEMS MOTIVATING
                                 REFORM
------------------------------------------------------------------------------------------------------------------------------------
Day Ahead             - Gaming potential between two   - Run a simplified commercial model    - Require day-ahead submission of
Scheduling and          iterations exists, since         (LPAs as nodes) to clear inter-LPA     balanced schedules with PTRs, which
Adjustment Period       first iteration is not           congestion, which will model the       are congestion-free (eliminates need
                        binding.                         whole WSCC in simplified form.         for day-ahead settlement and CONG
                      - Can lead to fictional          - Congestion Management Activity         process).
                        congestion, because ISO          will make both iterations binding    - Allow schedule adjustments up until
                        accepts all schedules (No        - ISO will select the cost-            real-time (however defined), which
                        intra-zonal congestion           effective of the two.                  coincides with the close of forward
                        management (AZCM) done).       - Even though intra-LPA congestion       markets.
                      - Exacerbated by local market      is not expected, run full network    - Release capacity from unscheduled
                        power, and AZCM may not have     model to ensure this (leaves open      ETCs as recallable capacity.
                        a competitive solution.          the course of action if intra-LPA    - Release capacity from unused PTRs as
                                                         constraints are violated).             firm PTRs.
                                                       - Release unscheduled ETC capacity     - Award PTRs to participants with
                                                         as recallable transmission             scheduled counterflows, which can be
                                                         capacity.                              sold in the exchanges until
                                                                                                real-time.

Real-Time Balancing   - Efficiency of bids to          - Develop efficiency-weighted BEEP     - Employ same algorithms and tools as
Market                  alleviate congestion is not      stack using shift factors to           proposed in the CA ISO Reform
                        taken into account.              indicate efficiency.                   proposal to clear real-time
                      - RMR units used                 - Institute 2 day-ahead market for       congestion, both within LPAs and on
                        indiscriminately to clear        local reliability requirements.        inter-LPA interfaces.
                        AZCM.                          - Calculate marginal prices at         - Retain 2 day-ahead market for local
                      - Local market power is            interties separate from LPAs.          reliability requirements.
                        observed only as late as RT,   - Relax market separation rule to
                        AZCM cost is high.               allow efficient imbalance energy
                                                         pricing and dispatch.

Seams - Interaction   - Potential gaming at seams -    - BEEP will be split at the            - PTRs will be sold on bordering
with Neighbors          BEEP is not split for            bordering interties, reducing          interties, and will be treated the
                        intertie congestion.             gaming potential.                      same as intra-CA interfaces.
                      - Relatively low liquidity.                                             - High likelihood that neighbors will
                                                                                                adopt a physical rights model, in
                                                                                                which case integration will be
                                                                                                seamless.
                                                                                              - The institution of a trading hub
                                                                                                will facilitate increased inter-
                                                                                                regional trading.


Tabors Caramanis & Associates       16 of 16